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                                                                    Exhibit 99.1


[LOGO OF EXPEDIA, INC.]                             [LOGO OF USA NETWORKS, INC.]


                                                           FOR IMMEDIATE RELEASE
                                                                February 5, 2002


        Expedia, Inc. shareholders approve USA Networks, Inc. transaction
                       Majority ownership transfers to USA

     BELLEVUE, Washington - February 5, 2002 - Expedia, Inc. (NASDAQ: EXPE) today reported that on February 4, 2002, its shareholders approved the merger transaction in which USA Networks, Inc. (NASDAQ: USAI) became the controlling shareholder of Expedia(R). The transaction was completed yesterday.

     The transaction transfers the ownership of 33.7 million shares of Expedia from Microsoft Corporation to USA. In addition, another 1.0 million shares, including approximately 240,000 shares submitted via notice of guaranteed delivery, were exchanged by other Expedia shareholders for a package of USA securities, bringing USA's ownership in Expedia to 34.7 million shares, or about 65% of the 53.7 million basic shares outstanding, and representing 94.9% percent of the voting interest.

     On a preliminary basis, for each Expedia share, exchanging shareholders, including Microsoft, received 0.6009 shares of USA common stock; 0.3779 shares of USA cumulative convertible preferred stock, and 0.4229 USA warrants. In aggregate, USA issued to former shareholders of Expedia who elected to receive USA securities approximately 20.9 million shares of USA common stock, 13.1 million shares of USA cumulative convertible preferred stock and 14.7 million USA warrants.


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     Expedia shareholders who did not exchange their shares for the USA securities retained their Expedia common stock and received 0.192 warrants for each Expedia share. Each warrant entitles the holder to purchase one share of Expedia common stock for $52 through February 4, 2009. Including warrants distributed to Expedia option holders on January 25, 2001, Expedia issued 6.4 million warrants to holders of its securities. The Expedia warrants will trade on Nasdaq under the symbol "EXPEW."

     The number of shares of USA common stock and USA cumulative convertible preferred stock received in exchange for each exchanging Expedia share will change in the event that all of the approximately 240,000 shares submitted via notice of guaranteed delivery are not submitted to the exchange agent by Wednesday at 5:00 p.m., eastern time. The final exchange ratios will be announced on Thursday, February 7, 2002.

     The USA cumulative convertible preferred stock has a $50 face value, a 1.99% annual dividend, two votes per share, and is convertible at any time into USA common stock at a conversion price of $33.75 per USA share, subject to a downward adjustment to the extent the average share price of USA common stock over a ten trading-day period prior to conversion is greater than $35.10. Each complete USA warrant entitles the holder to purchase one share of USA common stock for $35.10 through February 4, 2009. The USA cumulative convertible preferred will trade on OTC under the symbol "USAIP". The USA warrants will trade on Nasdaq under the symbol "USAIW."

     Immediately after the closing of the merger transaction, the Expedia board of directors expanded the Board from 7 to 13 members. With one of these members still to be named, the new Expedia Board consists of Barry Diller, chairman and chief executive officer of USA, as chairman; Richard Barton, president and chief executive officer of


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Expedia; Tom Breitling, former president of Travelscape, Inc.; Julius
Genachowski, executive vice president and general counsel of USA; Jay Hoag, general partner of Technology Crossover Ventures; Victor Kaufman, vice chairman of USA; Dara Khosrowshahi, executive vice president and chief financial officer of USA; Gregory Maffei, CEO of 360networks and former chairman of Expedia's board of directors; Daniel Marriott, senior vice president, strategic planning, USA; Jon Miller, president and CEO, USA Information and Services, a division of USA; John Pleasants, president and CEO of Ticketmaster, Inc.; and Gregory Stanger, senior vice president and chief financial officer of Expedia.

     It is anticipated that the Board will fill the remaining Board seat promptly.


About Expedia, Inc.

     Expedia, Inc. (Nasdaq: EXPE) operates the largest online travel service in the world, with Expedia.com(R) in the United States and localized versions in Europe and Canada. To help travelers travel right, Expedia.com provides a wide variety of travel products and services, such as Expedia(R) Special Rate hotels and vacation rentals with the guaranteed lowest prices. Expedia's quality and leadership are recognized by several awards, including Yahoo! Internet Life's "Best Overall Travel Site" and one of Mobile Computing & Communications' "Best Mobile Web Sites of 2001".

     Expedia.com customers are supported by a credit card guarantee (U.S. site only), the industry's best privacy policy, and live agents via e-mail and an 800-number available 24 hours a day/seven days a week. Expedia.com is also available under Travel on the MSN network of Internet services.


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About USA Networks, Inc.

     USA Networks, Inc. (Nasdaq: USAI), to be renamed USA Interactive upon close of its pending transaction with Vivendi Universal, is organized into two groups, the Interactive Group and the Entertainment Group. The Interactive Group consists of Home Shopping Network (including HSN International and HSN Interactive); Ticketmaster (Nasdaq: TMCS), which operates CitySearch and Match.com; Hotel Reservations Network (Nasdaq: ROOM); Electronic Commerce Solutions; Styleclick; Precision Response Corporation; and now, Expedia, Inc. (Nasdaq: EXPE). The Entertainment Group consists of USA Cable, including USA Network, SCI FI Channel, TRIO, Newsworld International, and Crime; Studios USA, which produces and distributes television programming; and USA Films, which produces and distributes films. On December 17, 2001, USA and Vivendi Universal announced a transaction in which the assets of the Entertainment Group would be
contributed to Vivendi Universal Entertainment, a new joint venture.         ###

Expedia, Expedia.com, and the airplane logo and Travelscape are either registered trademarks or trademarks of Expedia, Inc. in the United States, Canada and/or other countries. Other products and company names mentioned herein may be trademarks of their respective owners.


For more information, press only:
For Expedia: Darcy Bretz, Edelman Public Relations (312) 240-2619, Darcy.bretz@edelman.com

For USA: Ron Sato, USA Communications (212) 314-7254. Sato@usanetworks.com

For more information, investment community:
For Expedia: Marj Charlier, Director of Investor Relations, 425-564-7666
For USA: Roger Clark/Lauren Rosenfield, USA Investor Relations (212) 314-7400


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